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                                                                  Exhibit 99.3
        CATALINA
[LOGO]  MARKETING
        CORPORATION



                                                                            NEWS
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                   CONTACT:      Philip B. Livingston
                                                      Senior Vice President and
                                                      Chief Financial Officer
                                                      813-579-5006

                                                      Bruce Valentine
                                                      Treasurer
                                                      813-579-5210

                        CATALINA MARKETING ANNOUNCES NEW
                   $30 MILLION SHARE REPURCHASE AUTHORIZATION
        -- COMPANY ALSO ESTABLISHES $150 MILLION IN CREDIT FACILITIES --

ST. PETERSBURG, Florida, November 11, 1997 - Catalina Marketing Corporation (NYSE: POS) today announced that it has received board approval to purchase up to $30 million of its common stock. The stock will be purchased in the open market and/or through privately negotiated transactions, and the timing and actual number of shares repurchased will depend on a variety of factors such as price and other market considerations. Since September 1994, the company has invested $70 million in the repurchase of 2.6 million shares at a weighted average price of $27.18 per share. These amounts include the $40 million authorization executed in the first quarter ended June 30, 1997 under which the company bought 1.4 million shares at a weighted average price of $28.50 per share. As of September, 30, 1997, approximately 18.3 million shares of common stock were outstanding.

The company also announced that it has arranged and closed $150 million in revolving credit facilities. The company entered into the credit facilities for general corporate purposes, to finance working capital needs, and to fund share repurchase programs as approved by the board from time to time, including the new $30 million authorization. As of September 30, 1997, $1.7 million in debt was outstanding under the new arrangement as the company terminated its existing $40 million credit facility. During the first quarter ended June 30, the company had borrowed as much as $22 million under the prior facility to conclude the $40 million buy-back authorization.

The new credit facilities were provided by a syndicate of commercial banks led by NationsBank with Fleet National Bank as co-agent. The underlying credit agreement expires September 30, 2000 and makes available a $100 million revolving credit facility and a $50 million line of credit convertible into a two year term facility. The facilities provide for favorable interest rates based on the London Interbank Offer Rate.

Philip B. Livingston, Senior Vice President and Chief Financial Officer, commented, "We are very pleased to have this credit agreement and a new buy-back authorization in place. The credit arrangement is a key component of our


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financial strategy and an excellent resource for continued growth and prospective share repurchase activity. Tapping our strong cash flow and debt capacity enables us to act on our belief that long term share repurchase programs are excellent investment opportunities which provide a larger share of future profits and cash flow to long term owners of Catalina Marketing."

Based in St. Petersburg, Florida, Catalina Marketing Corporation provides a menu of more than 20 in-store electronic marketing programs to over 150 consumer goods companies. The company's purchase-based, individually customized communications and promotions reach more than 142 million U.S. shoppers in more than 10,800 supermarkets each week via the Catalina Marketing Network(R). The company consists of four distinct business units: Catalina Marketing Services, which markets the company's core electronic marketing programs in the U.S.; Catalina Marketing International, which markets Network programs abroad; Health Resource Publishing Company, which delivers customized advertising to pharmacy customers based on prescription purchases; and SuperMarkets Online, Inc., a secure coupon venture which distributes targeted consumer goods promotions on the World Wide Web.

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